UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2018

AT HOME GROUP INC.

(Exact name of registrant as specified in charter)

Delaware	001-37849	45-3229563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 East Plano Parkway Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 265-6227

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2018, At Home Group Inc. (the “Company”) announced that Judd Nystrom, Chief Financial Officer, will be leaving the Company after a transition period to pursue other opportunities. Mr. Nystrom expects to continue in his role as Chief Financial Officer until his successor assumes the position.

The Company further announced that Jeff Knudson, age 43, was appointed as the Company’s Chief Financial Officer, effective September 28, 2018.

Mr. Knudson most recently served as Senior Vice President, Finance and Retail Controller for CVS Health Corporation from January 2012 to September 2018. Prior to that, he served as Vice President of Finance and Accounting at CVS Caremark from July 2008 to December 2011, Director, Treasury/Mergers and Acquisitions at Limited Brands, Inc. from October 2006 to June 2008, and held various positions, including Director, Mergers and Acquisitions, at Express Scripts, Inc. from March 2001 to September 2006. Mr. Knudson began his career with PricewaterhouseCoopers LLP and holds a B.S.B.A. in Accountancy from the University of San Diego.

Mr. Knudson entered into an offer letter with the Company as of August 27, 2018, which provides for an annual base salary of $450,000 and eligibility to participate in the Company’s annual incentive program with a target award of 60% of base salary, with a minimum bonus entitlement of $180,000 in respect of the Company’s current fiscal year, subject to Mr. Knudson’s continued employment through the payment date.  The offer letter also entitles Mr. Knudson to an annual equity grant with a targeted fair value of $720,000 as of the grant date, 75% of which shall be in the form of stock options and 25% of which shall be in the form of restricted stock units, in each case, subject to time-vesting in substantially equal annual installments on the first 3 anniversaries of the applicable grant date.  In addition, the offer letter provides that Mr. Knudson will receive a one-time special stock option grant with a targeted fair value of $1.75 million as of the grant date, subject to time vesting over 4 years, with 50% vesting on each of the third and fourth anniversaries of September 28, 2018.  The strike price per share in respect of each of the option grants awarded in respect of Mr. Knudson’s commencement of employment shall be the NYSE closing price of the Company’s common stock on September 28, 2018.

Mr. Knudson will be eligible for relocation benefits in accordance with the Company’s guidelines, subject to his execution of the Company’s standard relocation expense reimbursement agreement upon hire.

In addition, the offer letter provides that Mr. Knudson and the Company expect to enter into a written employment agreement that will provide for, among other things, (i) severance of 12 months’ base salary upon a termination without cause, (ii) restrictive covenants providing for non-competition and non-solicitation during employment and for 12 months thereafter, and (iii) other customary provisions for an executive’s employment with the Company. The foregoing description of the terms of the offer letter between the Company and Mr. Knudson does not purport to be complete and is subject to, and qualified in its entirety by reference to such offer letter, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The Company and Mr. Knudson will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.16 to Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-206772) and is incorporated herein by reference.

Mr. Knudson was not hired as Chief Financial Officer pursuant to any arrangement or understanding with any other person. Mr. Knudson does not have any family relationships with any executive officer or director of the Company. Mr. Knudson is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On August 29, 2018, the Company issued a press release announcing the transition of the Company’s Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)              Exhibits:

Exhibit Number	Description

10.1†	Offer Letter from At Home Group Inc. to Jeff Knudson dated as of August 27, 2018.

99.1	Press Release dated August 29, 2018.

†Indicates management contracts or compensatory plans or arrangements in which our executive officers or directors participate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT HOME GROUP INC.

Date: August 29, 2018	By:	/s/ MARY JANE BROUSSARD
Name: Mary Jane Broussard
Title: General Counsel and Corporate Secretary